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                                                                    EXHIBIT 10.3


                                 April 20, 1999




Internet America, Inc.
One Dallas Centre
350 N. St. Paul, Suite 3000
Dallas, Texas  75201
Attn:  Michael T. Maples, Chief Executive Officer

Gentlemen:

         By this letter agreement (the "Agreement"), Internet America, Inc. (the "Company") retains Carl Westcott LLC ("Westcott") as its non-exclusive financial advisor, on the terms and subject to the conditions set forth herein, in connection with one or more transaction (individually the "Transaction") generally described as the purchase of one or more companies engaged in the business of providing Internet services (individually, the "Target"). This Agreement confirms the understanding between the Company and Westcott with respect to the services Westcott will provide and confirm the parties' understanding concerning fees and expenses, indemnification obligations and other matters. Westcott will provide and confirms the parties' understanding concerning fees and expenses, indemnification obligations and other matters. The appointment of Westcott hereunder shall commence on the date hereof and shall continue until terminated by either party upon at least thirty (30) days prior written notice to the other party (the "Appointment Period").

                  1. Services Provided. In undertaking this assignment, Westcott will, as appropriate and requested, provide the following services:

         i) assisting the Company in identifying and/or contacting potential Targets, including Targets that the Company may have previously identified;
         ii) evaluating and valuing the Target businesses and/or assets to be acquired;
         iii)     assisting in the structuring of Transaction proposals;
         iv) analyzing the economic effects of various Transaction structures on the Company;
         v) developing strategies for consummating a Transaction successfully;
         vi) preparing and presenting a transaction proposal, and assisting in the negotiation of changes to such proposal;
         vii)     assisting in the due diligence process for the Transaction
         viii) preparing and negotiating documents related to the Transaction; and
         ix)      completing other matters related to closing the Transaction.

                  2. Compensation and Expense Reimbursement. As compensation for rendering the above services, the Company shall pay Westcott a fee (the " Fee") equal to two percent (2%) of the Acquired Revenues (as defined below) of each Acquired Company (as defined below); provided, however, that in no event shall the Fee for any be less than $25,000 nor more than $75,000. Additionally, during the Appointment Period, the Company shall reimburse Westcott for all


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reasonable and necessary out-of-pocket travel and other expenses incurred by
Westcott in performing the above services, such reimbursement to be on a monthly basis, within thirty (30) days after submission of a detailed monthly statement and reasonable supporting documentation.

         The term "Acquired Company" shall mean any business entity acquired by the Company under an agreement directly attributable to the performance by Westcott of the above services, but does not include any business entity acquired by the Company in a transaction closing more than six months after the termination of the Appointment Period. The terms "acquire," "acquired," or "acquisition" refer to any transaction in which the Company or any of its subsidiaries purchases all or substantially all of the assets or securities of another business entity, whether by asset purchase, securities purchase, merger or otherwise. The term "Acquired Revenues" shall mean the estimated annual revenue of an Acquired Company for the twelve-month period immediately following the closing of the Company's acquisition of the Acquired Company, with such estimate to be made by the Chief Financial Officer of the Company and agreed to by Westcott; provided, however, in the event that the Chief Financial Officer of the Company and Westcott are unable to reach agreement regarding any such estimate, the Company's independent accountants shall determine such estimate, which determination shall be final and binding upon the parties hereto.

         The compensation set forth in this Section 2 will be the sole compensation payable to Westcott for performing the above services and no additional compensation or fee will be payable by the Company to Westcott by reason of any benefit gained by the Company directly or indirectly through Westcott's performing the above services, nor shall the Company be liable in any way for any additional compensation or fee for performing the above services unless the Company shall have expressly agreed thereto in writing.

                  3. Indemnification. The Company agrees to indemnify and hold Westcott harmless in accordance with the terms and conditions of Exhibit A attached hereto and made a part hereof.

                  4. Certain Agreements of the Company. The Company agrees to make available to Westcott all information relating to the Company and, to the extent in the Company's possession, the Targets as Westcott reasonably requests in connection with providing its services hereunder. The Company acknowledges that Westcott may rely on the completeness and accuracy of the information furnished to it by the Company or any other party or potential party to a Transaction without undertaking independent verification.

                  5. Survival. The provisions of Sections 2, 3,5 and 6 through 8, and Exhibit A shall survive the termination of this Agreement.

                  6. Governing Law. This Agreement is governed by the laws of the State of Texas, without regard to principles of conflicts of laws.


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'



                  7. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, except as otherwise explicitly provided, supersedes all prior understandings, written or oral, with respect to the subject matter hereof. This Agreement may be amended by an agreement in writing signed by Westcott and the Company.

                  8. Miscellaneous. Any determination that any provision of this Agreement may be or is unenforceable shall not affect the enforceability of the remaining provisions of this Agreement. The Section headings in this Agreement are for convenience of reference and are not to be deemed to be a part if this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

         If the terms set forth in this Agreement are acceptable to you, please sign the enclosed copy of this letter and return it to Westcott.


                                                  CARL WESTCOTT, LLC


                                                  By: /s/ CARL WESTCOTT
                                                     ---------------------------
                                                  Title: Manager
                                                        ------------------------

Agreed and accepted
as of the date first above written

INTERNET AMERICA, INC.


By: /s/ Michael T. Maples
   ------------------------------------
        Michael T. Maples,
        Chief Executive Officer







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                                    EXHIBIT A

         Recognizing that transactions of this type contemplated in this Agreement sometimes result in litigation and that Westcott's role is advisory, the Company agrees to indemnify and hold harmless Westcott, its partners, employees, agents, affiliates and persons deemed to be in control of Westcott within the meaning of either Section 15 of the Securities At of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), from and against any claims, damages and liabilities, joint or several, related to or arising in any manner our of any transaction, proposal or any other matter (the "Matters") contemplated by the engagement of Westcott hereunder. The Company also agrees that neither Westcott nor any other Indemnified Party shall have any liability to the Company for any losses, claims or expenses related to or arising out of any Matters. The Company will promptly reimburse any preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Westcott hereunder, or any action or proceeding arising therefrom; provided, however, that each Indemnified Party so reimbursed shall repay such expenses in the event that it is ultimately determined that such Indemnified Party is not entitled to indemnification for such Matter pursuant to the provisions of this Agreement.

         The Company may assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel and experts reasonably satisfactory to Westcott and the payment of the fees and expenses of such counsel and experts, in which event, except as provided below, the Company shall not be liable for the fees and expenses of any other counsel or expert retained by any Indemnified Party in connection with such litigation or proceeding. In any such litigation or proceeding the defense of which the Company shall have so assumed, any Indemnified Party shall have the right to participate in such litigation or proceedings and to retain its own counsel and experts, but the fees and expenses of such counsel and experts shall be at the expense of such Indemnified Party unless (i) the Company and such Indemnified Party shall have mutually agreed in writing to the retention of such counsel or experts, (ii) the Company shall have failed in a timely manner to assume the defense of, and employ counsel or experts reasonably satisfactory to Westcott in, such litigation or proceeding, or (iii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Company and such Indemnified Party and representation of the Company and any Indemnified Party by the same counsel or experts would, in the reasonable opinion of Westcott, be inappropriate due to actual or potential differing interests between the Company and any such Indemnified Party. Notwithstanding the foregoing, in no event shall the Company be obligated to reimburse the fees or expenses of more than one counsel for any Indemnified Party.

         The Company shall not be liable, and the Indemnified Parties shall not be exculpated, in respect of any claims, damages, liabilities or expenses that are finally judicially determined to have resulted directly from the gross negligence or willful misconduct of an Indemnified Party. The Company agrees that the exculpation, indemnification and reimbursement commitments set forth in this engagement letter shall apply whether or not such Indemnified Party is a formal party to any such claim, action or proceeding. Neither the Company nor an Indemnified Party shall be liable for

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any settlement of any litigation or proceeding effected without its written consent, unless such settlement, compromise or consent includes an unconditional release of the Company or each Indemnified Party, as the case may be, from all liability arising out of such claim, action, suit or proceeding.

         The Company agrees that if any exculpation, indemnification or reimbursement sought pursuant to this Agreement were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this Agreement, then the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of the claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Westcott on the other hand, in connection with the transaction to which such exculpation, indemnification or reimbursement relates and, to the extent required by applicable law, the relative faults of such parties as well as any other equitable considerations. The Company and Westcott agree that it would not be just and equitable if the contribution provided for herein were determined by pro rata allocation or any other method which does not take into account the equitable considerations referred to above. It is hereby agreed that the relative benefits to the Company, on the one hand, and Westcott, on the other hand, with respect to this engagement shall be deemed to be in the same proportion as (i) the aggregate transaction value of the Transaction (whether or not consummated) for which Westcott is engaged to render financial advisory services bears to (ii) the Fee paid to Westcott in connection with such Transaction. In no event shall Westcott contribute in excess of the amount actually received by Westcott pursuant to the terms of the Agreement.



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